Exhibit 10.4

RUE21, INC.

ANNUAL INCENTIVE BONUS PLAN

Effective as of June 7, 2013

1. Purpose of the Plan

The purpose of the rue21, inc. Annual Incentive Bonus Plan (the “Plan”) is to advance the interests of the Company and its stockholders by providing incentives to key employees with significant responsibility for achieving performance goals critical to the success and growth of the Company. The Plan is designed to: (i) promote the attainment of the Company’s significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.

2. Definitions

For the purposes of this Plan, the following definitions shall apply:

(a) “Board” means the Board of Directors of rue21.

(b) “Cause” means “Cause” (or words of like import) as defined under any employment agreement in effect between the Company and the Participant or, in the absence of such an agreement, “Cause” as defined by the Company’s plans applicable to the Participant or employment policies in effect at the time of the Participant’s Separation from Service and/or a violation of the Company’s Code of Business Conduct and Ethics.

(c) “Change of Control” means if:

(1) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of rue21 in substantially the same proportions as their ownership of common stock of rue21), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of rue21 representing 50% or more of the combined voting power of rue21’s then outstanding securities;

(2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections (1), (3), or (4) of this Section 2(c) or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest) whose election by the Board or nomination for election by the rue21’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(3) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of rue21 outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of rue21 or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in subsection 2(c)(1)) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change of Control of the Company; or

(4) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially owns, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, in each case which shall be comprised solely of two or more “outside directors” (as defined under Section 162(m) of the Code and the regulations promulgated thereunder).

(f) “Company” means rue21, inc. and any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Plan.

(g) “Forfeit,” “Forfeiture,” “Forfeited” means the loss by a Participant of any and all rights to an award granted under the Plan, including the loss to any payment of compensation by the Company under the Plan or any award granted thereunder.

(h) “Participant” means any person: (1) who satisfies the eligibility requirements set forth in Section 4; (2) to whom an award has been made by the Committee; and (3) whose award remains outstanding under the Plan.

(i) “Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.

(j) “Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: earnings per share, diluted or basic; operating income; gross income; net income (before or after taxes); same store sales; cash flow; gross profit; gross profit return on investment; gross margin return on investment; gross margin; operating margin; working capital; capital expenditures; earnings before interest and taxes; earnings before interest, tax, depreciation and amortization; return on equity; return on assets; return on capital; return on invested capital; net revenues; gross revenues; revenue growth; annual recurring revenues; recurring revenues; license revenues; sales or market share; total stockholder return; stock price; economic value added; specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion; the growth in the value of an investment in rue21’s common stock assuming the reinvestment of dividends; reduction in operating expenses and/or shrink costs; growth in assets; geographic expansion goals; expense reduction levels and/or cost targets; debt rating; workforce satisfaction and/or diversity goals; employee retention; customer satisfaction; implementation or completion of projects or processes; strategic plan development and implementation; business expansion (including acquisitions); internal rate of return or net present value; productivity measures; comparable store sales; merchandise margin; inventory turns; individual performance goals; brand recognition; or operating efficiency.

To the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder, the Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Committee, to exclude or include the effect of specified events that occur during a Performance Period, including the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains or losses on the sale of assets; foreign exchange gains and/or losses; changes in tax law, accounting standards required by generally accepted accounting principles or other such laws or provisions affecting reported results; business combinations, discontinued operations, reorganizations and/or restructuring programs, including but not limited to reductions in force and early retirement incentives; currency fluctuations; an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; and any restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring items charges as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing or incorporated by reference in rue21’s Form 10-K for the applicable year.

(k) “Performance Period” means, in relation to any award, the Company’s annual fiscal year period or other period within the Company’s annual fiscal year period of less than 12 months for which a Participant’s performance is being calculated, with each such period constituting a separate Performance Period.

(l) “Retirement” shall mean a Separation from Service other than for Cause at or after age 65 or such earlier date after age 50 as may be approved by the Committee with regard to such Participant.

(m) “rue21” means rue21, inc., a Delaware corporation, and its successors by operation of law.

(n) “Section 409A” shall mean the nonqualified deferred compensation rules under Section 409A of the Code and any applicable treasury regulations and other official guidance thereunder.

(o) “Separation from Service” or “Separates from Service” shall mean the Participant’s death, retirement or other termination of employment or service with the employer (including all persons treated as a single employer under Sections 414(b) and 414(c)). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Sections 414(b) and 414(c); provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place that it appears in Section 1563(a)(1), (2) and (3) and Treas. Reg. Section 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. Section 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. Whether a Participant has experienced a Separation from Service will be determined based on all of the facts and circumstances in accordance with the guidance issued under Section 409A and, to the extent not inconsistent therewith, the terms of the Plan.

(p) “Total and Permanent Disability” means: (1) if the Participant is insured under a long-term disability insurance policy or plan which is paid for by the Company, the Participant is totally disabled under the terms of that policy or plan; or (2) if no such policy or plan exists, the Participant shall be considered to be totally disabled as determined by the Committee.

3. Administration of the Plan

(a) The management of the Plan shall be vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan shall be subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board. The Committee may, with respect to Participants whom the Committee determines are not likely to be subject to Section 162(m) of the Code, delegate its powers and authority under the Plan to the Company’s officers as it deems necessary or appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

(b) Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Goal(s) and Performance Measure(s) to be utilized)

and determine whether the Performance Goals applicable to any Performance Measures for any awards have been achieved. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

(c) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

(d) The benefits provided under the Plan are intended to be excepted from coverage under Section 409A and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A and the regulations issued thereunder (and not excepted therefrom), the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

4. Participation in the Plan

Officers and key employees of the Company shall be eligible to participate in the Plan. No employee shall have the right to participate in the Plan, and participation in the Plan in any one Performance Period does not entitle an individual to participate in future Performance Periods.

5. Incentive Compensation Awards

(a) The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn cash compensation. The amount of a Participant’s award may be based on a percentage of such Participant’s salary or such other methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Goals to be achieved. The maximum amount that may be paid under the Plan to a Participant for any calendar year shall not exceed USD $5,000,000.

(b) With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award shall be conditioned upon the Company’s achievement of one or more Performance Goal(s) with respect to the Performance Measure(s) established by the Committee. No later than ninety (90) days after the beginning of the applicable Performance Period, the Committee shall establish in writing the Performance Goals, Performance Measures and the method(s) for computing the amount of compensation which will be payable under the Plan to each Participant if the Performance Goals established by the Committee are attained; provided however, that for a Performance Period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the Performance Period. In addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the Performance Goals have been achieved.

(c) The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

6. Payment of Individual Incentive Awards

(a) After the end of the Performance Period, the Committee shall certify in writing the extent to which the applicable Performance Goals and any other material terms have been achieved. Subject to the provisions of the Plan, earned awards shall be paid in the first calendar year immediately following the end of the Performance Period on or before March 15th of such calendar year (“Payment Date”). For purposes of this provision, and for so long as the Code permits, the minutes of the Committee meeting in which the certification is made may be treated as written certification.

(b) Unless otherwise determined by the Committee or as otherwise provided in a Company plan applicable to Participant or any agreement between the Participant and the Company, Participants who have a Separation from Service prior to the end of the Performance Period of an award for any reason other than as provided below, shall Forfeit any and all rights to payment under such award(s) then outstanding under the terms of the Plan and shall not be entitled to any cash payment for the applicable period. If a Participant Separates from Service prior to the end of the Performance Period of an award (i) by reason of death, Retirement or Total and Permanent Disability, the Participant’s award shall be prorated to reflect the period of service during the Performance Period prior to his/her death, Retirement or Total and Permanent Disability; (ii) on account of an involuntary Separation from Service by the Company other than for Cause (A) within the 90-day period immediately preceding a Change of Control, or (B) on or within the one (1) year period following a Change of Control, the award will be deemed earned at a target award level; or (iii) on account of an involuntary Separation from Service by the Company other than for Cause (and other than an involuntary Separation from Service by the Company in connection with a Change of Control as described in clause (ii)), the Participant’s award shall be prorated to reflect the period of service during the Performance Period prior to his/her Separation from Service. Except as otherwise provided herein, any payments under the Plan shall be paid either to the Participant or, as appropriate, the Participant’s estate, subject to the Committee’s certification that the applicable Performance Goals and other material terms have been met. For purposes of this subsection 6(b), the prorated portion of an award shall be based on the ratio of the number of complete months the Participant is employed or serves during the Performance Period to the total number of months in the Performance Period. Any payment to which a Participant becomes entitled to receive pursuant to the Change of Control provisions of this subsection 6(b) will be paid to the Participant contemporaneous with the consummation of the Change of Control or, if later, on or before the sixtieth (60th) day following the Participant’s Separation from Service (but, in each case, within the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4)).

(c) The Committee shall determine whether, to what extent, and under what additional circumstances amounts payable with respect to an award under the Plan shall be deferred either automatically, at the election of the Participant, or by the Committee. All deferrals under a deferred compensation plan or such other plan of the Company as may be designated by the Committee shall be made in accordance with terms and procedures of such plan.

7. Clawback/Recoupment

Notwithstanding any other provisions of this Plan, any award granted hereunder which is or becomes subject to recovery under any Company policy adopted hereafter and required by law, regulation or stock exchange listing requirement, shall be subject to such deductions, recoupment, and clawback as may be required to be made pursuant to such Company policy.

8. Amendment or Termination of the Plan

While the Company intends that the Plan shall continue in force from year to year, the Committee reserves the right to amend, modify or terminate the Plan, at any time; provided, however, that no such modification, amendment or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid. Any and all actions permitted under this Section 8 may be authorized and performed by the Committee in its sole and absolute discretion.

Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A or Section 162(m) of the Code, the regulations promulgated thereunder or an exception thereto regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan. Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

9. Rights Not Transferable

A Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary, or in the absence of such a designation, by will or by the laws of descent and distribution.

10. Funding/Payment

The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. If any earned award is not paid by the Payment Date due to administrative impracticality, such earned award will be paid, without earnings, as soon as administratively practicable thereafter.

11. Withholdings

The Company shall have the right to withhold from any awards payable under the Plan or other wages payable to a Participant such amounts sufficient to satisfy federal, state and local tax withholding obligations arising from or in connection with the Participant’s participation in the Plan and such other deductions as may be authorized by the Participant or as required by applicable law.

12. No Employment or Service Rights

Nothing contained in the Plan shall confer upon any Participant any right with respect to continued employment or service with the Company (or any of its affiliates) nor shall the Plan interfere in any way with the right of the Company (or any of its affiliates) to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment or service for any reason.

13. Other Compensation Plans

Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for employees of the Company, including arrangements that are not intended to comply with Section 162(m) of the Code.

14. Governing Law

The Plan shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions.

15. Effective Date

The Plan shall become effective subject to approval and adoption of the Plan by the Company’s stockholders at the Company’s annual meeting of stockholders to be held on June 7, 2013.